For Immediate Release

American Axle & Manufacturing appoints new Chief Financial Officer

Detroit, Michigan, June 1, 2004 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today announced the appointment of Thomas L. Martin to the position of vice president — Finance & Chief Financial Officer, effective June 1, 2004. Martin will resign from his position on the AAM Board of Directors (Board) and as a member of the Board’s Audit Committee in order to focus on his new position.

During his 36-year career in the automotive industry, Mr. Martin worked extensively in both the domestic and international marketplace. He possesses significant detailed financial, operational and controller experience which will assist AAM as it addresses the structural cost issues affecting the global automotive industry.

While at DaimlerChrysler, Mr. Martin served primarily in various financial positions including: Chief Financial Officer and board member, Chrysler de Mexico; Chief Financial Officer, Chrysler International — Europe; Controller, Chrysler de Mexico; and Director, Core Process Implementation. In addition, he served as Controller, Service & Parts Division and Financial Manager for Manufacturing, Engineering, Program Management, Design, Procurement & Supply, Chrysler Financial and Corporate Staffs.

“I am extremely pleased to announce the appointment of Thomas Martin as AAM’s new vice president — Finance and CFO,” says AAM Co-Founder, Chairman of the Board & Chief Executive Officer Richard E. Dauch. “His financial expertise and international business experience will benefit AAM as we expand our leadership in the engineering and manufacturing of driveline systems, chassis systems and metal formed products in the global marketplace.”

AAM is a world leader in the manufacture, design, engineering, and validation of driveline systems and related components and modules, chassis systems and metal-formed products for trucks, sport utility vehicles and passenger cars. In addition to its 14 locations in the United States (in Michigan, New York and Ohio), AAM also has offices and facilities in Brazil, England, Germany, India, Japan, Mexico and Scotland.

Certain statements contained in this press release which are not historical facts contain forward-looking information with respect to the Company’s plans, projections or future performance, the occurrence of which involves risk and uncertainties that could cause the company’s actual results or plans to differ materially from those expected by the company which include risk factors described in the Company’s filings with the Securities and Exchange Commission.

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For more information.

Media relations contact	Investor relations contact
Carrie L.P. Gray	Christopher M. Son
Director, Corporate Relations	Director, Investor Relations
(313) 758-4880	(313) 758-4814
grayc@aam.com	chris.son@aam.com

Or visit the AAM website at www.aam.com

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